UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report: (Date of earliest event reported): October 9, 2003


                            MARVEL ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)


         Delaware                      001-13638                13-3711775
(State or other jurisdiction of  (Commission file number)    (I.R.S. Employer
incorporation or organization)                              Identification No.)


10 East 40th Street, New York, New York                           10016
(Address of principal executive offices)                        (Zip code)

                                 (212) 576-4000
              (Registrant's telephone number, including area code)

Item 7.  Financial Statements and Exhibits.

     (c)  Exhibits.

          99.1 Press release of the Registrant dated October 9, 2003.

Item 12.  Results of Operations and Financial Condition.

     (a) On October 9, 2003, the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing certain matters regarding its results of operations and financial condition for its third fiscal quarter ended September 30, 2003.



                                  EXHIBIT INDEX

     Exhibit No. Description

     99.1 Press release of the Registrant dated October 9, 2003.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            MARVEL ENTERPRISES, INC.


                            By:           /s/   Allen S. Lipson
                            ---------------------------------------------------
                            Name:       Allen S. Lipson
                            Title:      President and Chief Executive Officer

Date: October 9, 2003

[LOGO OMITTED]


                 MARVEL RAISES Q3 EPS GUIDANCE TO $0.37 - $0.41
                    AND FY '03 EPS GUIDANCE TO $1.38 - $1.42
          - Q3 2003 Financial Results Will be Released on November 4 -

NEW YORK, NY -- October 9, 2003 -- Marvel Enterprises, Inc. (NYSE:MVL) announced today that, based on preliminary figures, financial results for the third quarter ended September 30, 2003 are anticipated to exceed the high end of its previous financial guidance. This revised range is based partly on assumptions for expected fees from motion picture studios and licensees, which are management's estimates based on discussions with license partners, and not actual figures at this time. Marvel now anticipates its Q3 2003 earnings per share to be in the range of $0.37 - $0.41 versus the original guidance range of $0.25 - $0.30 provided on August 12, 2003.

Based solely on the revised Q3 2003 range, the full year 2003 EPS range has been increased to $1.38 - $1.42. Marvel plans to report Q3 financial results on November 4. At that time, management will review detailed results for the third quarter and provide an update on Q4 2003 guidance.

Marvel's current and previous guidance range and prior year results are presented below.

                                                 Marvel Enterprises, Inc.
                                                     Q3 2003 Guidance
                                                            Revised Q3          Initial Q3            Actual
(in millions - except per share amounts)                     Guidance            Guidance            Q3 2002
-------------------------------------------------       ----------------      -------------       -----------
Net sales                                                   $84 - $87           $60 - $65             $84.4
Operating Income                                            $38 - $41           $27 - $32             $27.6
Net Income                                                  $29 - $32           $19 - $24              $6.7
EPS attributable to common stock                        $0.37 - $0.41       $0.25 - $0.30             $0.17
Weighted average diluted common shares                           77.8                77.2              40.6


The stronger than anticipated Q3 performance reflects building momentum in Marvel's licensing division, principally consumer products, supported by the growing entertainment exposure of the Marvel Universe of characters. License categories such as apparel, toys and household goods continued to exceed internal projections. License revenues in excess of minimum guarantees, or "overages," were over $14 million in the quarter, indicating the strong momentum in sales from the growing base of over 550 active licensees worldwide.

Cash Balances Continue to Grow: Reflecting solid levels of cash collection year-to-date, Marvel's cash and cash equivalents balance had grown to $203 million as of September 30, 2003 versus $144.3 million as of June 30, 2003. This cash balance includes $15 million in proceeds from the exercise of options and warrants during the quarter. With total long-term debt consisting of $151 million in 12% Senior Notes, Marvel had a net cash position of approximately $52 million as of September 30, 2003 compared to net debt of $7 million as of June 30, 2003. The Senior Notes are callable at Marvel's option beginning June 15, 2004 at a price of $106 per $100 principal amount, for a total consideration of approximately $160 million.

About  Marvel  Enterprises
Marvel Enterprises, Inc. is a leading global character-based entertainment licensing company that has developed and owns a library of over 4,700 characters which have entertained generations around the world for over 60 years. Marvel's operations are focused in entertainment and consumer product licensing and comic book publishing. Marvel's creative teams at its Marvel Studios, Marvel Comics and Toy Biz divisions support the development of feature films (and DVD/video), video games, TV series and toy lines based on its characters. Marvel also licenses its characters for use in a broad and growing range of consumer products and services including apparel, collectibles, food and promotions. Marvel Comics is a leading global comics publisher and an invaluable source of intellectual property; Marvel Studios works with studios to develop feature film and entertainment projects; and Toy Biz is a recognized leader in toy design, sales and marketing that develops and oversees both licensee and in-house toy lines. For additional information visit http://www.marvel.com.

Except for any historical information that they contain, the statements in this news release regarding Marvel's plans are forward-looking statements that are subject to certain risks and uncertainties, including a decrease in the level of media exposure or popularity of Marvel's characters, financial difficulties of Marvel's licensees, changing consumer preferences, movie- and television-production delays and cancellations, toy-production delays or shortfalls, continued concentration of toy retailers, toy inventory risk, the imposition of quotas or tariffs on products manufactured in China and a decrease in cash flow even as Marvel remains indebted to its noteholders. These and other risks and uncertainties are described in Marvel's filings with the Securities and Exchange Commission, including Marvel's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

For further information contact:
Matt Finick                                          Richard Land, David Collins
Marvel Enterprises                                   Jaffoni & Collins
212/576-4035                                         212/835-8500
mfinick@marvel.com                                   mvl@jcir.com